Exhibit 99.1

Formal Notice of Blackout Period

Under the

Danaher Corporation Executive Deferred Incentive Program

Danaher Corporation & Subsidiaries Savings Plan

Danaher Corporation & Subsidiaries Retirement & Savings Plan

Danaher Corporation & Subsidiaries Puerto Rico Savings Plan

(As Required Under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of Danaher Corporation
Securities and Exchange Commission

From:	Danaher Corporation

Date:	June 1, 2016

Subject:	Notice of Trading Blackout Period

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under each of (i) the Danaher Corporation Executive Deferred Incentive Program, (ii) the Danaher Corporation & Subsidiaries Savings Plan, (iii) the Danaher Corporation & Subsidiaries Retirement & Savings Plan and (iv) the Danaher Corporation & Subsidiaries Puerto Rico Savings Plan (collectively, the “Plans”), during which you will be generally prohibited from effecting any direct or indirect transactions in Danaher Corporation common stock, par value $0.01 per share (“Company Stock”), that you acquired in connection with your employment or service as an executive officer or director of Danaher Corporation (“Danaher”).

Reasons for Blackout Period

In connection with the completion of the separation of Fortive Corporation (“Fortive”) from Danaher and the distribution to Danaher’s stockholders of all of the shares of Fortive common stock held by Danaher (other than fractional shares, which will be aggregated and sold into the public market and the proceeds distributed to Danaher stockholders) (the “Distribution”), which is expected to occur on July 2, 2016, certain changes will occur to the Company Stock fund held in the Plans (collectively, the “Danaher Stock Fund”). As a result of these changes, participants in the Plans and their beneficiaries will temporarily be unable to transfer funds into or out of the Danaher Stock Fund. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

Length of Blackout Period

The blackout period for the Danaher Stock Fund is expected to begin on July 1, 2016 at 4:00 p.m. Eastern Daylight Time (June 30, 2016 at 4:00 p.m. Eastern Daylight Time in respect of the Puerto Rico Savings Plan) and to continue through July 9, 2016. If the spin-off date changes and Danaher is required to adjust the beginning date or the length of the blackout period, Danaher will provide you with notice of such adjustment as soon as reasonably practicable.

Restrictions on Executive Officers and Directors During the Blackout Period

Because participants and beneficiaries of the Plans will be unable to move assets into or out of the Danaher Stock Fund during the blackout period, Danaher’s executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Company Stock that you acquired in connection with your employment or service as an executive officer or director of Danaher. For this purpose, there is a rebuttable presumption that any Company Stock that you attempt to transfer during the blackout period was acquired in connection with your Danaher employment or service.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact Andrew Moline, Director, Global Benefits, 2200 Pennsylvania Avenue NW, Suite 800W, Washington, DC 20037, 202-828-0850.

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